Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter and Annual 2024 Profit

Fourth Quarter and Annual 2024 Summary

●	Q4 2024 pre-tax income of $134 million, net income of $97 million, or $2.34 per diluted share
●	Full year 2024 pre-tax income of $432 million, net income of $323 million, or $7.77 per diluted share
●	SkyWest reached a multi-year contract extension with American Airlines that allows for a total of 74 CRJ700s under agreement
●	SkyWest took delivery of four new E175 aircraft under a previously announced agreement with United

ST. GEORGE, UTAH, January 30, 2025 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2024, including net income of $97 million, or $2.34 per diluted share, compared to net income of $18 million, or $0.42 per diluted share, for Q4 2023. SkyWest also reported net income of $323 million, or $7.77 per diluted share, for the 2024 year, compared to net income of $34 million, or $0.77 per diluted share, for the 2023 year.

Commenting on the results, Chip Childs, Chief Executive Officer of SkyWest, said, “We are honored to be named one of the World’s Most Admired™ Companies for 2025 by Fortune Magazine and pleased that our operational momentum continues. We are continuing to make improvements in returning daily scheduled service to smaller communities, increasing the utilization and efficiency of all fleet types, and quickly placing new aircraft deliveries into service. I want to thank the SkyWest team for their exceptional teamwork as we continue to execute on these growth opportunities, including progress with expanding our CRJ550 and E175 fleets.”

Financial Results

Revenue was $944 million in Q4 2024, up $192 million, or 26%, from $752 million in Q4 2023. SkyWest’s block hour production increased 20% in Q4 2024 compared to Q4 2023, which reflects improvements in captain availability since Q4 2023.

For purposes of revenue comparability year-over-year, SkyWest recognized $20 million of previously deferred revenue under its flying contracts during Q4 2024, compared to deferring $63 million of revenue during Q4 2023. As of December 31, 2024, SkyWest had cumulative deferred revenue of $322 million under its flying contracts on its balance sheet.

Operating expenses were $800 million in Q4 2024, up $76 million, or 10%, from $724 million in Q4 2023, driven by the increase in flight production year-over-year.

Capital and Liquidity

SkyWest had $802 million in cash and marketable securities at December 31, 2024, down from $836 million at September 30, 2024 and down from $835 million at December 31, 2023.

Total debt at December 31, 2024 was $2.7 billion, flat from September 30, 2024 and down from $3.0 billion at December 31, 2023. Capital expenditures during Q4 2024 were $186 million for the purchase of four debt-financed E175 aircraft, spare engines and other fixed assets.

Under its previously announced share repurchase program authorized by the SkyWest Board of Directors in May 2023, SkyWest repurchased 47,000 shares of common stock for $4.9 million during Q4 2024 at an average price per share of $104.51. As of December 31, 2024, SkyWest had $48 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners to optimize the timing of upcoming announced fleet deliveries. The table below summarizes E175 aircraft deliveries SkyWest received during 2024 and anticipated future deliveries during the periods indicated based on currently available information, which is subject to change.

	Completed	Anticipated
	2024	2025	2026	Total
Delta Air Lines	1	ꟷ	ꟷ	1
United Airlines	24(1)	7	8	39
Alaska Airlines	ꟷ	1	ꟷ	1
Total	25	8	8	41

(1)	20 of the 24 E175 deliveries completed in 2024 for United Airlines were partner-financed aircraft.

By the end of 2026, SkyWest is scheduled to operate a total of 278 E175 aircraft.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 42 million passengers in 2024.

SkyWest will host its conference call to discuss its fourth quarter 2024 results today, January 30, 2025, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/312398142. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2024 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward Looking-Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” "expects," "intends," "believes," "anticipates," “estimates,” "should," "likely" and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the scheduled aircraft deliveries, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods and associated staffing challenges, pilot attrition trends, SkyWest’s coordination with major airline partners to optimize the delivery of aircraft under previously announced agreements and quickly placing new aircraft deliveries into service, the expected terms, timing and benefits related to SkyWest’s leasing, strategic partnership and joint venture transactions, scheduled flight service to smaller communities, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, including captains, and related staffing challenges; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft lease and debt commitments; estimated useful life of long-lived assets, residual aircraft values and related impairment charges; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing hostility between Russia and the Ukraine, as well as Israel and Hamas, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflict; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
OPERATING REVENUES:
Flying agreements	$912,845	$728,267	$3,412,798	$2,834,397
Lease, airport services and other	31,557	23,520	115,122	101,035
Total operating revenues	944,402	751,787	3,527,920	2,935,432

OPERATING EXPENSES:
Salaries, wages and benefits	380,493	331,956	1,463,932	1,322,615
Aircraft maintenance, materials and repairs	202,308	190,271	712,642	673,453
Depreciation and amortization	94,534	95,237	383,880	383,115
Aircraft fuel	22,193	23,340	87,409	85,913
Airport-related expenses	24,771	18,992	85,836	72,640
Aircraft rentals	1,332	1,452	5,257	25,507
Other operating expenses	74,695	62,917	294,307	268,120
Total operating expenses	800,326	724,165	3,033,263	2,831,363
OPERATING INCOME	144,076	27,622	494,657	104,069

OTHER INCOME (EXPENSE):
Interest income	11,835	12,167	47,961	43,928
Interest expense	(27,737)	(31,049)	(114,340)	(130,930)
Other income, net	5,432	15,698	3,865	23,242
Total other expense, net	(10,470)	(3,184)	(62,514)	(63,760)

INCOME BEFORE INCOME TAXES	133,606	24,438	432,143	40,309
PROVISION FOR INCOME TAXES	36,229	6,922	109,181	5,967
NET INCOME	$97,377	$17,516	$322,962	$34,342

BASIC EARNINGS PER SHARE	$2.42	$0.43	$8.02	$0.78
DILUTED EARNINGS PER SHARE	$2.34	$0.42	$7.77	$0.77

Weighted average common shares:
Basic	40,317	40,706	40,262	43,940
Diluted	41,702	41,776	41,547	44,599

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023
Cash and marketable securities	$801,628	$835,223
Other current assets	315,439	296,673
Total current assets	1,117,067	1,131,896

Property and equipment, net	5,521,796	5,405,685
Deposits on aircraft	65,612	77,282
Other long-term assets	435,392	411,430
Total assets	$7,139,867	$7,026,293

Current portion, long-term debt	$535,589	$443,869
Other current liabilities	894,002	810,423
Total current liabilities	1,429,591	1,254,292

Long-term debt, net of current maturities	2,136,786	2,562,183
Other long-term liabilities	1,164,709	1,096,316
Stockholders' equity	2,408,781	2,113,502
Total liabilities and stockholders' equity	$7,139,867	$7,026,293

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	December 31, 2024	September 30, 2024	December 31, 2023
E175 aircraft	262	258	237
CRJ900 aircraft	36	36	41
CRJ700 aircraft (1)	119	109	118
CRJ200 aircraft	75	81	89
Total aircraft in service or under contract	492	484	485

(1)	Includes CRJ550 aircraft, a 50-seat configuration of the CRJ700 aircraft.

As of December 31, 2024, SkyWest leased 35 CRJ700/CRJ550s and five CRJ900s to third parties and had 18 CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended December 31,				For the year ended December 31,
Block hours by aircraft type:	2024	2023	% Change		2024	2023	% Change
E175s	211,519	177,104	19.4%		792,318	677,886	16.9%
CRJ900s	23,711	17,198	37.9%		84,883	76,588	10.8%
CRJ700s	68,506	59,820	14.5%		244,909	218,059	12.3%
CRJ200s	46,582	36,632	27.2%		169,930	167,910	1.2%
Total block hours	350,318	290,754	20.5%		1,292,040	1,140,443	13.3%

Departures	206,588	177,433	16.4%		766,742	691,962	10.8%
Passengers carried	11,231,510	9,925,655	13.2%		42,335,302	38,597,309	9.7%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	99.0%	99.5%	(0.5)	pts	98.9%	98.8%	0.1	pts
Passenger load factor	82.2%	83.4%	(1.2)	pts	82.8%	83.6%	(0.8)	pts
Average trip length	443	445	(0.4)%		464	453	2.4%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.